Exhibit 99.2

JAKKS Pacific® Announces Result in THQ Arbitration

MALIBU, Calif.--(BUSINESS WIRE)--July 27, 2009--JAKKS Pacific, Inc. (NASDAQ: JAKK) announced that an arbitration with THQ over the rate of JAKKS’ preferred return payment from WWE video game sales generated by the THQ/JAKKS joint venture for the period July 1, 2006 through December 31, 2009, has resulted in a determination by the arbitrator that JAKKS is entitled to receive a preferred return payment at a rate of 6% of net sales of the WWE video games sold by the joint venture, rather than the 10% rate that had been accrued by JAKKS and THQ pending the arbitrator’s decision. The arbitration award requires THQ to pay JAKKS approximately $34 million on account of the preferred return for the period from July 1, 2006 through March 31, 2009. As a result of the decision, JAKKS will reduce its receivable from THQ from approximately $57 million to approximately $34 million and take a non-cash charge of approximately $22.5 million in the second quarter.

The Company will discuss the results of the second quarter in its earnings release scheduled for Tuesday, July 28, 2009 after the stock market closes.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories, sold under various proprietary brands including JAKKS Pacific®, Play Along®, Flying Colors®, Creative Designs International™, Road Champs®, Child Guidance®, Pentech®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JAKKS Pets™, EyeClops®, Plug It In & Play TV Games™, Girl Gourmet™, Kids Only®, Tollytots® and Disguise. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney, Nickelodeon, Warner Bros., World Wrestling Entertainment, Ultimate Fighting Championship, Graco and Cabbage Patch Kids. JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakks.com.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

CONTACT:
JAKKS Pacific, Inc.
Genna Rosenberg, 310-455-6235
or
Joel Bennett, 310-455-6210